Exhibit 99.1

April 17, 2007

Newspaper Announcement of CEO Hire

E Energy Adams’ Chairman, Jack L. Alderman, today announced the hiring of Carl Sitzmann as CEO. Carl is from Sioux City, Iowa and is a graduate of Iowa State University.

Sitzmann began his career with Archer Daniels Midland in Production Management, assisting with the start-up of two ethanol facilities, one in Iowa and one in Illinois. He then moved into the food industry where he spent two years as Plant Manager of a facility for Lipton. The past 14 years he has held various leadership positions in the gelatin industry. His most recent position was Vice President of Production/Technology for GELITA North America. In this capacity, he was responsible for the production, engineering, and maintenance of two gelatin facilities in the US and one in Mexico, overseeing a total of 350 employees.

Sitzmann is married and has two daughters. His wife, Jayne, is a homemaker. His oldest daughter, Maria, is a Production Supervisor at Dryers (a subsidiary of Nestle) and graduated from the University of Nebraska with a Chemical Engineering degree. His youngest daughter, Carly, is a sophomore at Iowa State University majoring in Industrial Engineering.

When asked what his first steps as CEO would be, Sitzmann said, “I want to re-familiarize myself with the ethanol industry. Needless to say, there have been a number of changes in the last 25 years. I’ll be working closely with the Board and with our Management Team to facilitate a successful plant start-up this fall. I’m very excited about the opportunity to be a part of the E Energy Adams team and a contributor to the Adams community.”

As stated by Alderman; “We are very pleased with the addition of Carl to our team. His management and leadership experience in ethanol production makes him an ideal CEO for E Energy Adams. Less than two years ago we started with a dream of building a locally owned and operated ethanol plant. Today as we see concrete poured and buildings under construction, Carl, as our CEO, will begin the next step. The board of directors and I look forward to working with Carl as we continue to look to the future.”